Exhibit 99.1

News From

Buena, NJ 08310

Release Date: September 21, 2009

Contact:

Philip S. Forte

IGI Laboratories, Inc.

(856) 697-1441 ext. 363

www.askigi.com

IGI LABS, INC. ANNOUNCES NARENDRA N. BORKAR’s APPOINTMENT TO ITS BOARD OF DIRECTORS

BUENA, N.J., September 21, 2009,--(BUSINESS WIRE)--IGI Laboratories, Inc. (NYSE AMEX:IG), a premier provider of topical formulation development, analytical, manufacturing and packaging services is pleased to announce the appointment of Narendra N. Borkar to the company’s board of directors. His appointment was effective September 15, 2009. Mr. Borkar will be replacing Mr. Terrence O’Donnell, who resigned from the Board in order to devote more time to his current business activities.

Mr. Borkar has over forty years of experience in the pharmaceutical industry. He has held various senior executive positions within the brand and generic segments of major pharmaceutical companies, including Merck & Co., Roche, and Novartis. Mr. Borkar also served as the CEO of Caraco Pharmaceutical Laboratories Ltd. from May 1997 to September 2003 and most recently as the CEO of Aurobindo Pharma USA.

Ms. Joyce Erony, Chairperson of the Board, stated “I am very pleased Narendra has accepted our invitation to join our board of directors. His operational experience and reputation in the pharmaceutical industry makes him an invaluable addition to the IGI team. We look forward to his contributions to the company. The IGI employees and I would also like to thank Mr. O’Donnell for his many years of dedicated service to the company. He has made important contributions to IGI’s success and we wish him well in his future endeavors.”

About IGI Laboratories, Inc.

IGI Laboratories, Inc. engages in the development, manufacturing, filling, and packaging of topical, semi solid and liquid products for pharmaceutical and cosmeceutical companies. The Company offers the patented Novasome® encapsulation technology which contributes value-added qualities to pharmaceutical and cosmeceutical products, providing improved dermal absorption and sustained release of the active molecule.

IGI Laboratories, Inc. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “will,” “possible,” “one time,” “provides an opportunity,” “continue” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors or IGI Laboratories, Inc.’s ability to implement business strategies. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.